Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333-174496 and 333-124125) of Avon Products, Inc. of our report dated June 29, 2015 relating to the financial statements and supplemental schedule of Avon Personal Savings Account Plan as of December 31, 2014 and 2013 and for the year ended December 31, 2014, which appears in this annual report on Form 11-K.

/s/ CohnReznick LLP
Roseland, New Jersey
June 29, 2015